Chembio Sees Fourth Quarter Revenue and Margin Gains

Monday January 3, 9:00 am ET

Strategy to Focus on Core Products Results in 140% Increase in HIV Product Sales

MEDFORD, N.Y.--(BUSINESS WIRE)--Jan. 3, 2005--Chembio Diagnostics, Inc., (OTCBB: CEMI - News), a leading company in the development and manufacture of rapid tests for HIV and other infectious diseases, today announced that it expects 2004 fourth quarter net revenue and gross margins to be substantially improved. The Company expects fourth quarter net revenue will exceed $1.1 million and that gross margins will exceed 40%. As a result, the Company expects total net revenues increasing in 2004 over 2003 by at least 15%, despite significantly reduced revenue from non-core and discontinued products of about $700,000.

Lawrence A. Siebert, Chembio's President commented, "These results demonstrate that our shift from several non-core products to focusing on the market for our growing line of HIV rapid test kits is working. Our 2004 HIV product sales will be approximately $1.2 million as compared with slightly over $500,000 in 2003, which represents a significant increase."

During 2004, Chembio streamlined its product offerings in order to focus its business in HIV and TB rapid testing and in developing products through strategic collaborations with world-class organizations. As a result, several small product lines were discontinued and the Company also transferred its pregnancy test business to a third party.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (CDI) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. References to Chembio Diagnostics, Inc may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of CDI. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

Contact:
CEOcast, Inc. for Chembio Diagnostics
Ed Lewis, 212-732-4300 x225